Exhibit 99.1

CORRECTED PRESS RELEASE: Marinus Pharmaceuticals Announces Pricing of $65 Million Public Offering of Common Stock AND CONCURRENT PRIVATE PLACEMENT

RADNOR, PA., December 11, 2019 (Global Newswire) – Marinus Pharmaceuticals, Inc. (NASDAQ: MRNS), (“Marinus” or the “Company”) today announced the pricing of an underwritten public offering of 28,000,000 shares of common stock at a public offering price of $1.25 per share. The gross proceeds to the Company from the public offering and concurrent private placement are expected to be approximately $65 million before deducting underwriting discounts and commissions, placement agent fees, and other estimated offering expenses. The Company has granted to the underwriters participating in the offering a 30-day option to purchase up to an additional 4,200,000 shares of common stock. The offering is expected to close on or about December 13, 2019, subject to customary closing conditions.

Oppenheimer & Co. Inc. and Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc., (NYSE American: LTS), acted as joint bookrunning managers for the offering. Craig-Hallum Capital Group LLC acted as co-manager for the offering.

Concurrently with the completion of the public offering, the Company has agreed to sell to certain investors in a private placement, a number of shares of convertible preferred stock equal to an aggregate purchase price of up to $30 million, at a conversion price of $1.25 per share, which is at least equal to the lower of (i) the closing price per share of our common stock as of the close of the trading day immediately prior to the execution of the purchase agreement; or (ii) the average closing price per share of our common stock for the five trading days immediately prior to the execution of the purchase agreement.

Marinus intends to use the net proceeds received from the sale of its common and preferred stock to advance the preclinical and clinical development of ganaxolone, including expenses for clinical trials for our seizure disorder programs, and regulatory, research and development, pre-commercial, general and administrative and manufacturing expenses and for working capital and general corporate purposes.

The public offering is being made pursuant to an effective shelf registration statement on Form S-3 (No. 333-221243) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on December 1, 2017. A final prospectus supplement and accompanying prospectus relating to the public offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying prospectus, when available, may be obtained by contacting Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY, 10004, by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com; or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172 or by email at prospectus@ladenburg.com.

The shares of convertible preferred stock to be sold in the concurrent private placement have not been registered under the Securities Act or under any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Marinus has agreed to file a resale registration statement with the SEC for purposes of registering the resale of the shares of common stock issuable upon conversion of the preferred shares issued in the concurrent private placement.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of Marinus being offered, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a pharmaceutical company dedicated to the development of ganaxolone, which offers a new mechanism of action, demonstrated efficacy and safety, and convenient dosing to improve the lives of patients suffering from epilepsy and depression. Ganaxolone is a positive allosteric modulator of GABAA that acts on a well-characterized target in the brain known to have anti-seizure, anti-depressant and anti-anxiety effects. Ganaxolone is being developed in IV and oral dose forms intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings.  Marinus is conducting the first ever pivotal studies in children with CDKL5 deficiency disorder and PCDH19-related epilepsy and has recently released top-line data from Phase 2 studies in women with postpartum depression and patients with refractory status epilepticus.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our intention, completion, and timing relating to the proposed public offering and concurrent private placement. Forward-looking statements in this release involve substantial risks and uncertainties, including, without limitation, risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the proposed public offering and concurrent private placement. Marinus undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see filings Marinus has made with the Securities and Exchange Commission.

CONTACT:
Lisa M. Caperelli
Executive Director, Investor & Strategic Relations
Marinus Pharmaceuticals, Inc.
484-801-4674
lcaperelli@marinuspharma.com